SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 2, 2009

TRAILER BRIDGE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-22837	13-3617986
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10405 New Berlin Road East
Jacksonville, Florida	32226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:       (904) 751-7100

Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

After the completion of a management and organization review commenced by the Company’s Chief Executive Officer, and to better align responsibility and promote cost efficiency, the Company made certain management changes on November 2, 2009. These changes included the resignations of Ralph W. Heim, President and COO, and Robert van Dijk, Vice President of Pricing. Each has been offered a severance agreement by the Company. Their respective positions are not expected to be filled, as the Company will distribute their responsibilities among other officers.

Adam E. Gawrysh, Jr., whose new title is Vice President and Chief Commercial Officer, has worked for the Company for the past seventeen years and has most recently been responsible for Inland Operations. Prior to that, Mr. Gawrysh spent ten years in sales management with the Company. Effective immediately, his added responsibilities will include management of the sales and pricing functions. David A. Miskowiec has become General Manager, Commercial Accounts.

Although these changes are expected to result in reduced operating costs and more streamlined responsibility, the Company expects to incur an estimated one-time $500,000 charge during its fourth quarter and year ending December 31, 2009.

In connection with the assumption of additional duties, the Company has granted additional stock options to William G. Gotimer, Jr., Mark A. Tanner, Adam E. Gawrysh and J. Edward Morley.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAILER BRIDGE, INC.
Date: November 2, 2009	By: /s/ William G. Gotimer, Jr.
William G. Gotimer, Jr.
Executive Vice President and General Counsel

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